Kewaunee Scientific Reports Improved Sales and Earnings for First Quarter

STATESVILLE, N.C., Aug. 21, 2012 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its first quarter ended July 31, 2012.

Net earnings for the quarter were $634,000, or $0.25 per diluted share, up from net earnings of $22,000, or $0.01 per diluted share, in the first quarter of the prior year. Earnings for the quarter were favorably impacted by lower operating costs resulting from cost savings initiatives commenced in the second half of the prior year and the Company's strategy to move toward a more profitable product sales mix. Sales for the quarter were $26,683,000, up 1.4% from sales of $26,321,000 in the first quarter last year.

Domestic sales were $22,629,000, down 3.3% from sales of $23,396,000 in the prior year period. The lower domestic sales dollars were expected as part of a strategy underway by the Company to sell more laboratory projects through its strengthened and expanded dealer network. This is resulting in increased sales of manufactured products, but lower overall sales, as the dealers provide the related project management, installation, and other service activities, which are typically less profitable for the Company. Regarding the laboratory marketplace, opportunities for privately funded projects continue to hold up relatively well, although at extremely competitive prices, while opportunities for publicly funded educational projects remain well below pre-recession levels.

International sales were $4,054,000, up 38.6% from $2,925,000 in the prior year period. The Company continues to make changes to strengthen and expand its international dealer network to better position the Company to take advantage of increased sales opportunities in the fast growing research markets of Asia and the Middle East.

The order backlog increased to a record $86.7 million at July 31, 2012, up from $86.2 million at April 30, 2012 and $69.7 million at July 31, 2011.

The Company's balance sheet continues to be strong. Cash on hand was $8.4 million at the end of the quarter, as compared to $3.6 million at the end of the first quarter last year. Working capital was $24.0 million, as compared to $22.1 million at the end of the first quarter last year. Short-term borrowings under the Company's $15 million bank line of credit were $6.5 million, as compared to $8.7 million at the end of the first quarter last year. Total bank borrowings and capital lease obligations were $10.1 million, as compared to $12.6 million at the end of the first quarter last year, and the debt-to-equity ratio was .34-to-1, as compared to .40-to-1 at the end of the first quarter last year.

"We are pleased with our continuing progress," said William A. Shumaker, Kewaunee's Chief Executive Officer. "Sales and earnings are benefiting from our strengthened and expanded dealer network, new innovative products being introduced to the marketplace, and lower manufacturing and overhead costs. Additionally, earnings and profit margins are benefiting from an improved product mix related to our strategy to sell more laboratory projects through our dealer network.

"Looking forward, I expect sales and earnings for fiscal year 2013 to be much improved over fiscal year 2012. Our strengthened dealer organization, both domestically and internationally, is providing us increased opportunities for sales and orders, while our lower operating costs are improving profit margins and making us more competitive in the marketplace."

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Consolidated Statements of Operations [unaudited]
(in thousands, except per share data)

	Three Months Ended
	July 31	July 31
	2012	2011

Net sales	$26,683	$26,321
Cost of products sold	21,440	22,133

Gross profit	5,243	4,188
Operating expenses	4,138	3,955

Operating earnings	1,105	233
Other income (expense)	68	(1)

Interest expense	(114)	(95)

Earnings before income taxes	1,059	137
Income tax expense	371	29

Net earnings	688	108
Less: net earnings attributable to
the noncontrolling interest	54	86

Net earnings attributable to
Kewaunee Scientific Corporation	$634	$22

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.25	$0.01
Diluted	$0.25	$0.01

Weighted average number of common
shares outstanding
Basic	2,581	2,579
Diluted	2,584	2,580

Condensed Consolidated Balance Sheets
(in thousands)

	July 31	April 30
	2012	2012
	[unaudited]
Assets
Cash and cash equivalents	$7,720	$6,188
Restricted cash	653	704
Receivables, less allowances	22,542	23,244
Inventories	11,717	11,760
Prepaid expenses and other current assets	2,217	1,702
Total Current Assets	44,849	43,598
Net property, plant and equipment	15,122	15,346
Other assets	5,219	5,192
Total Assets	$65,190	$64,136

Liabilities and Equity
Short-term borrowings	$6,501	$6,816
Current obligations under capital leases	15	36
Current portion of long-term debt	200	200
Accounts payable	8,769	8,848
Other current liabilities	5,327	4.340
Total Current Liabilities	20,812	20,240
Other non-current liabilities	12,411	12,238
Total Liabilities	33,223	32,478
Noncontrolling interest	2,132	2,147
Kewaunee Scientific Corporation equity	29,835	29,511
Total Equity	31,967	31,658
Total Liabilities and Equity	$65,190	$64,136

Contact: D. Michael Parker
704/871-3290